Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-105022 of The Yankee Candle Company, Inc. on Form S-3 of our report dated February 11, 2003, appearing in the Annual Report on Form 10-K of The Yankee Candle Company, Inc. for the fifty-two weeks ended December 28, 2002, and to the use of our report dated February 11, 2003, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
May 7, 2003